Exhibit 99.01

FOR IMMEDIATE RELEASE         Contact: Investor Relations Website:
http://www.arthrt.com         (978) 602-1436
February 13, 2014

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS

Fitchburg, MA

Arrhythmia Research Technology, Inc. (NYSE MKT: HRT), a diversified manufacturer specializing in silver/silver chloride sensors for ECG electrodes, machined orthopedic implant components, and plastic injection molding, today announced that its annual meeting of stockholders will be held on Thursday, May 22, 2014 at 10:00 a.m. at the Double Tree by Hilton Hotel, 99 Erdman Way, Leominster, Massachusetts. All stockholders of record as of April 2, 2014 will be eligible to vote upon the matters to be brought before the annual meeting. Stockholders will find information pertinent to the matters to be considered by stockholders in the Company's proxy statement which will be filed with the Securities and Exchange Commission.

About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc. manufactures components, devices and equipment primarily for the medical and defense industries. Micron is engaged in the production and sale of silver/silver chloride coated and conductive resin sensors used as component parts in the manufacture of integrated disposable electrophysiological sensors. These disposable medical devices are used worldwide in the monitoring of electrical signals in various medical applications. The Company has expanded into custom thermoplastic injection molded products with a full array of design, engineering and production services and management. The addition of an orthopedic implant machining operation produces quick-turn, high volume and patient-specific, finished orthopedic implants. The Company also has developed and distributes customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of certain heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com     http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to retain customers who represent significant proportions of revenue; our ability to maintain our pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variability of customer delivery requirements; variations in the mix of products sold; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.